Exhibit 99

ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS SECOND QUARTER 2007 RESULTS

NEWTOWN, PA, JULY 26, 2007 – ICT GROUP, INC. (NASDAQ: ICTG), today reported results for the second quarter ended June 30, 2007.

Revenue for the second quarter of 2007 was $112.0 million. For the 2006 second quarter, the Company reported revenue of $111.3 million, which included approximately $7.0 million related to Medicare Part D enrollment programs, which ended in May 2006. Net loss for the second quarter of 2007 was $2.1 million, or $0.13 per diluted share, compared to net income of $3.9 million, or $0.25 per diluted share, in the prior-year period. Net loss in the 2007 second quarter included a pre-tax restructuring charge of $3.8 million and a pre-tax charge of $1.1 million to settle broker litigation that had been previously disclosed. Excluding the impact of these charges, ICT GROUP would have reported net income of $1.1 million, or $0.07 per diluted share in this year’s second quarter. The Company reported in its 2007 first quarter earnings release that labor costs associated with certain client programs would adversely impact second quarter performance.

Total call volume handled by ICT GROUP was 5.0 million hours in the second quarter of 2007, an increase of 13% over the 2006 second quarter. Call volume handled at the Company’s near-shore and offshore operations supporting the U.S. market increased by 50% on a year-over-year basis and accounted for 44% of second quarter 2007 call volume for the U.S. market, compared to 30% in last year’s second quarter.

In the second quarter of 2007, Services revenue was $84.3 million, up 3% from $81.5 million in the year-ago quarter. Exclusive of Medicare Part D programs in 2006, Services revenue was up 13%. Included in Services, revenue from the Company’s higher-margin Marketing, Technology and BPO Solutions business totaled $12.3 million for the quarter, up 19% from last year’s second quarter. Sales revenue was $27.7 million, down 7% from last year’s $29.8 million.

“Earnings for the period, exclusive of charges, were in line with our most recently announced expectations,” stated John J. Brennan, Chairman and Chief Executive Officer. “We are pleased with the positive program performance improvements and gains we have made in better controlling staffing and

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ICT GROUP REPORTS SECOND QUARTER 2007 RESULTS (CONT.)

training costs. Through significant resource investments and close client cooperation, we have successfully begun, on schedule, the migration of a previously discussed major client program to the Philippines.”

“We won contracts worth approximately $15 million on an annualized basis for both our traditional business as well as our higher-margin BPO services, which we expect will grow even faster in the second half of 2007. We continue to see a strong new business pipeline across our targeted vertical markets from U.S. and international clients,” Mr. Brennan added.

“Based on what we believe to be an acceleration in the fundamental, long-term trends in the way U.S. companies are outsourcing their customer management and business processing services, we are taking aggressive, proactive measures to better align our resources, rationalize our customer base and more effectively utilize our geographically dispersed capacity,” continued Mr. Brennan. “These actions include exiting low-volume, low-growth client programs, further reducing North American production capacity and investing additional resources in accelerating the expansion of our offshore capacity in the Philippines, India and Latin America. While these actions will slow revenue growth and add additional costs in 2007, we believe they will better position ICT GROUP for strong financial and operating performance in 2008.”

Consistent with these initiatives, ICT GROUP opened its fourth Philippines contact center in June 2007 and its fifth Philippines facility in July 2007. By year end, this expansion is expected to bring the Company’s total Philippines capacity to over 4,200 workstations, reinforcing ICT GROUP’s strong position in this sought-after market. ICT GROUP also plans to further expand its Latin American and Indian operations during the second half of 2007. These initiatives will position the Company to better support the increasing demand for lower-cost offshore operations by U.S. clients.

Outlook:

The acceleration of the Company’s offshore expansion and the further reduction of its North American capacity will negatively impact revenue and earnings growth in the second half of 2007. In addition, the Company expects to incur special charges in the second half of 2007 as a result of closing or downsizing certain existing facilities. The Company’s diluted earnings per share for the third quarter and full year 2007 would be less than what is projected below, to the extent the Company incurs any special charges.

The Company now expects third quarter 2007 revenue to range from $112 to $116 million and total call volume to increase by approximately 16% over third quarter 2006 levels. ICT GROUP expects diluted earnings per share for the third quarter of 2007 to be in the range of $0.05 to $0.07.

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ICT GROUP REPORTS SECOND QUARTER 2007 RESULTS (CONT.)

For the full year 2007, ICT GROUP expects that revenue will range from $460 to $470 million, and total call volume will be up 16% on a year-over-year basis. Diluted earnings per share are expected to be in the range of $0.30 to $0.40.

All earnings guidance assumes an effective corporate tax rate of about 10% for the second half of 2007.

Conference Call:

The Company will hold a conference call today, Thursday, July 26, 2007, at 9:00 a.m. ET. Investors may access the call either by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through August 2, 2007.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, anticipated demand for ICT GROUP’s services and plans for expansion of offshore, and contraction of North American, production capacity. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2006, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

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ICT GROUP REPORTS SECOND QUARTER 2007 RESULTS (CONT.)

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUE	$112,041	$111,339	$227,218	$224,392

OPERATING EXPENSES:
Cost of Services	70,389	66,849	144,013	136,776
Selling, general and administrative (including share-based compensation expense of $355 and $648 for the three months and $846 and $989 for the six months)	40,978	39,555	82,156	78,561
Restructuring charges	3,839		3,839
Litigation costs	1,042	—	1,042	—

	116,248	106,404	231,050	215,337

Operating income (loss)	(4,207)	4,935	(3,832)	9,055
Interest (income) expense, net	(210)	(7)	(329)	617

Income (loss) before income taxes	(3,997)	4,942	(3,503)	8,438
Income taxes (benefit)	(1,909)	1,038	(1,825)	1,772

Net income (loss)	$(2,088)	$3,904	$(1,678)	$6,666

Diluted earnings (loss) per share	$(0.13)	$0.25	$(0.11)	$0.46

Shares used in computing diluted earnings (loss) per share	15,770	15,466	15,758	14,378

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate the Effect of Restructuring Charges and the Arbitration Settled in the Second Quarter 2007 (Unaudited)
Adjusted Results of Operations:
Income (loss) before income taxes	$(3,997)		$(3,503)
Restructuring charges	3,839		3,839
Litigation costs	1,042		1,042

Adjusted income before income taxes	884		1,378
Adjusted income taxes (benefit)	(251)		(167)

Adjusted net income	$1,135		$1,545
Adjusted earnings per share	$0.07		$0.10

Shares used in computing adjusted earnings per share	16,010		16,049

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ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,592	$32,367
Accounts receivable, net	81,823	83,673
Other current assets	13,624	13,824

Total current assets	125,039	129,864
PROPERTY AND EQUIPMENT, net	66,286	61,667
OTHER ASSETS	24,611	24,135

	$215,936	$215,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$46,312	$50,341

Total current liabilities	$46,312	$50,341
LONG-TERM DEBT	—	—
OTHER LIABILITIES	5,217	4,180
TOTAL SHAREHOLDERS’ EQUITY	164,407	161,145

	$215,936	$215,666

WORKSTATIONS AT PERIOD END	12,613	12,719

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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